As filed with the Securities and Exchange Commission on May 1, 2012.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HEADWATERS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	87-0547337
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10653 South River Front Parkway, Suite 300 South Jordan, Utah	84095
(Address of principal executive offices)	(Zip Code)

HEADWATERS INCORPORATED DIRECTORS’ DEFERRED COMPENSATION PLAN

(Full title of the plan)

Kirk A. Benson Chief Executive Officer 10653 South River Front Parkway, Suite 300 South Jordan, Utah 84095 (801) 984-9400 (Name, address and telephone number of agent for service)	Copy to: Harlan M. Hatfield Vice President, General Counsel and Secretary Headwaters Incorporated 10653 South River Front Parkway, Suite 300 South Jordan, Utah 84095 (801) 984-9400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer ☐	Accelerated filer ☒	Non-Accelerated filer ☐	Smaller Reporting Company ☐
(Do not check if a
smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Total Amount of Registration Fee
Deferred Compensation Obligations (1)	$3,000,000	(2)	N/A		$3,000,000	$343.80
Common Stock, par value $0.001 per share	694,445	(3)	$4.32	(4)	$3,000,002	$343.80
(1)

The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant’s Directors’ Deferred Compensation Plan (the “Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).
(3)

Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(4)

Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act solely for the purposes of calculating the registration fee, based on the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on April 27, 2012.

The Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement, as permitted by Rule 424 under the Securities Act of 1933 and the Note to Part I of Form S-8, because such information will be sent or given to employees as specified by Rule 428 of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011;

(b) Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2011 and March 31, 2012;

(c) Registrant’s Current Reports on Form 8-K filed with the SEC on January 4, 2012, January 5, 2012, and February 27, 2012; and

(d) The description of the Registrant’s Common Stock contained in Registrant’s amended Annual Report on Form 10-K/A filed on April 24, 1996, including any amendments or reports filed for the purpose of updating such information.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (excluding any portions thereof furnished under Item 2.02 or 7.01 and any exhibits relating to Item 2.02 or 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.  Description of Securities.

Common Stock

The Common Stock of the Registrant is registered under Section 12 of the Securities Exchange Act of 1934, and accordingly, no description is provided hereunder.

Deferred Compensation Obligations

The Plan permits non-employee members of the board of directors of the Registrant to defer their retainer and meeting fees and other cash-based compensation.  In addition, the Registrant may, from time to time, credit discretionary cash-based contributions to the accounts of the non-employee directors under the Plan.  The value of the Registrant’s payment obligation owed to a participant will be adjusted for earnings/losses based on deemed investment options.

The Plan is unfunded for Federal tax purposes and is not subject to the Employee Retirement Income Security Act of 1974.  A committee, whose members are appointed by the Registrant’s board of directors (the “Committee”) shall administer the Plan.  The Plan constitutes an unsecured promise by the Registrant to pay benefits in the future.  Participants in the Plan shall have the status of general unsecured creditors of the Registrant.

In general, elections to defer compensation must be made no later than December 31 of the year prior to the Plan year in which the compensation to be deferred is earned or begins to be earned.  However, in the first year of a participant’s eligibility, and within 30 days of becoming eligible, the Committee may permit a participant to make a deferral election with respect to compensation that will be earned after the election becomes irrevocable.  Elective deferrals will be permitted beginning with compensation to be earned in the 2013 plan year.

Participants may generally elect whether the elective deferrals and Registrant contributions credited to their accounts under the Plan will be payable upon separation from service (a “Retirement/Termination Account”) or at a future date prior to separation as specified by the participant (a “Specified Date Account”).  In general, these elections must also be made by December 31 of the year prior to the plan year in which the compensation will be earned.  However, any discretionary Registrant contributions for the initial 2012 plan year will automatically be credited to the Retirement/Termination Account.  All accounts are merely bookkeeping accounts maintained by the Registrant to record its payment obligations.

Participants may also determine the deemed investment allocation for each of their accounts in accordance with Committee-established procedures.  Investment options will include phantom units of Registrant common stock and such other deemed investments as shall be determined by the Committee.

Participants will generally be required to specify the extent to which their elective deferrals and Registrant contributions will be allocated to the Registrant stock investment option by December 31 of the year prior to the plan year in which the compensation will be earned.  However, for the 2012 plan year, on or before a Registrant contribution is credited to a participant’s account, the participant shall specify the extent to which such contributions, if applicable, shall be allocated to the Registrant stock investment option.  The Registrant stock investment option allocations are irrevocable.  A participant may not allocate any deferrals and/or contributions to the Registrant stock investment option after the applicable deadline.  In addition, once any deferrals and/or contributions are allocated to the Registrant stock investment option, they may not be re-allocated to other investment options.  All allocations to the Registrant stock investment option shall be credited to the Retirement/Termination Account.

Except for allocations made to the Registrant stock investment option, participants may change investment allocations on any business day.

Deferral and contribution amounts allocated to the Registrant stock investment option shall be converted into a number of so-called “phantom units” on the first trading day after such allocation when trading in actual shares of the Registrant’s stock would be permitted under the Registrant’s insider trading policies as applicable to the directors (the “Conversion Date”).  The number of phantom units credited will be equal to the allocated dollar amount divided by the per share closing sale price of the Registrant’s common stock on the New York Stock Exchange on the Conversion Date, rounded down to the nearest whole share.  Dividend equivalents with respect to phantom units credited to a participant’s accounts will be credited in the form of cash or additional phantom units, as determined by the Committee in its discretion.

Participant deferrals shall be fully vested at all times. Registrant contributions may be subject to vesting according to a schedule established by the Committee.

Amounts allocated to a participant’s Retirement/Termination Account are payable upon a participant’s separation from service either (i) in a lump sum (the default payment schedule), (ii) in substantially equal annual installments over a period of two (2) to fifteen (15) years, or (iii) as a combination of the two.  Amounts allocated to the Specified Date Account are payable in a lump sum on the date specified in the election, or if earlier, will be paid or commence on the participant’s separation from service in accordance with the payment schedule applicable to the plan year Retirement/Termination Account for the same plan year.  The distribution of all account balances will be accelerated in the event of the participant’s death or on a change in control of the Registrant as defined in the Plan in accordance with Section 409A of the Internal Revenue Code.  Payments may also be made if a participant experiences an unforeseeable emergency, as determined by the Committee.

The distribution of accounts allocated to the Registrant stock investment option shall be made in the form of shares of the Registrant’s common stock, equal in number to the number of phantom units then credited to such account, unless otherwise determined by the Committee.

The Registrant may amend the Plan at any time, provided that no such amendment shall reduce a participant’s vested account balance or adversely affect a participant’s rights with respect to deferrals made prior to any such amendment without such participant’s consent.  The Registrant may terminate the Plan and pay out account balances in a single lump sum at any time in accordance with applicable regulations under Section 409A of the Internal Revenue Code.

Item 5.  Interests of Named Experts and Counsel.

The legality of the Deferred Compensation Obligations and Common Stock of the Registrant registered hereby has been passed upon for the Registrant by Harlan M. Hatfield, Vice President, General Counsel and Secretary of the Registrant.  Mr. Hatfield beneficially owns and has rights to acquire shares of the Registrant’s Common Stock.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such cooperation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Article VII of the Registrant’s certificate of incorporation exonerates the Registrant’s directors from personal liability for monetary damages for breach of the fiduciary duty of care as a director, except for any breach of the directors’ duty of loyalty for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for any improper declaration of dividends or for any transaction from which the director derived an improper personal benefit. Article VII does not eliminate a stockholder’s right to seek non-monetary, equitable remedies, such as an injunction or rescission, to redress an action taken by the directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

The Registrant maintains directors’ and officers’ liability insurance policies. The Registrant has entered into contracts with its directors and executive officers providing for indemnification of the Registrant’s officers and directors to the fullest extent permitted by applicable law.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1*	Headwaters Incorporated Directors’ Deferred Compensation Plan.

5.1	Opinion of Harlan M. Hatfield, Esq. regarding legality of securities to be offered.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Harlan M. Hatfield, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page hereto).

*Incorporated by reference from Exhibit 99.34 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

1.                                       To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.                                          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

2.                                       That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Jordan, State of Utah, on the 1st day of May, 2012.

HEADWATERS INCORPORATED

By:	/s/ Kirk A. Benson
Kirk A. Benson
Chief Executive Officer
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harlan M. Hatfield and Donald P. Newman, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Kirk A. Benson	Director and Chief Executive Officer	May 1, 2012
Kirk A. Benson	(Principal Executive Officer)

/s/ Donald P. Newman	Chief Financial Officer	May 1, 2012
Donald P. Newman	(Principal Financial and Accounting Officer)

/s/ James A. Herickhoff	Director	May 1, 2012
James A. Herickhoff

/s/ Raymond J. Weller	Director	May 1, 2012
Raymond J. Weller

/s/ E.J. “Jake” Garn	Director	May 1, 2012
E. J. “Jake” Garn

/s/ R Sam Christensen	Director	May 1, 2012
R Sam Christensen

/s/ William S. Dickinson	Director	May 1, 2012
William S. Dickinson

/s/ Malyn K. Malquist	Director	May 1, 2012
Malyn K. Malquist

/s/ Blake O. Fisher, Jr.	Director	May 1, 2012
Blake O. Fisher, Jr.

/s/ Grant E. Gustafson	Director	May 1, 2012
Grant E. Gustafson

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1*	Headwaters Incorporated Directors’ Deferred Compensation Plan.

5.1	Opinion of Harlan M. Hatfield, Esq. regarding legality of securities to be offered.

23.1	Consent of BDO USA, LLP.

23.2	Consent of Harlan M. Hatfield, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page hereto).

*Incorporated by reference from Exhibit 99.34 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012.